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                                                                       Exhibit 4
                                                                       ---------

                                     FORM OF

                        COLLATERAL MAINTENANCE AGREEMENT
                        --------------------------------

         This Collateral Maintenance Agreement (this "Agreement") is made and entered into effective November 22, 1994, by and between _____________________ ("Pledgor") whose address is 8080 North Central Expressway, Suite 1300, Dallas, Texas 75206, and NATIONSBANK OF TEXAS, N.A., a national banking association ("Bank"), whose address is 901 Main Street, 19th Floor, Dallas, Texas 75202.

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Pledgor has requested that Bank make a loan to it in the maximum principal amount of ____________________________________________ Dollars
($__________) (the "Loan") to be evidenced by a promissory note dated November 22, 1994 (as hereafter modified, renewed or extended, the "Note") and in accordance with the terms of that certain Loan Agreement of even date herewith between Pledgor and Bank (the "Loan Agreement"); and

         WHEREAS, as a condition to the making of the Loan, Bank has required Pledgor's promise to collateralize the Loan at all times in accordance with this Agreement; and

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Pledgor hereby agree as follows:

         1. Loan. The Loan shall be evidenced by and subject to the terms,
            ----
conditions and covenants of the Loan Agreement, the Note, the Pledge Agreement (as defined herein), this Agreement and all other documents now or hereafter securing, guaranteeing or otherwise pertaining to the Loan, as renewed, extended, amended or supplemented from time to time (collectively, the "Loan Documents"), and shall be due and payable to Bank as provided therein. Pledgor agrees that the Collateral Value (as defined herein) shall equal or exceed 200% of the initial advance or any subsequent advance under the Loan.

         2. Security for the Loan. To secure payment and satisfaction of the
            ---------------------
Loan, and all renewals, extensions or rearrangements thereof, Pledgor has executed and delivered to Bank, contemporaneously with the execution of this Agreement, a Pledge Agreement of even date herewith (the "Pledge Agreement") pursuant to which Bank is granted a valid, perfected and enforceable first priority security interest in the securities identified in the Pledge Agreement (the "Collateral").

         Pledgor agrees to execute any and all amendments or supplements to the Pledge Agreement and other Loan Documents and to take other actions which Bank deems reasonably necessary to evidence, perfect, or protect its security interest in any Collateral concurrently herewith or hereafter pledged to secure the Loan and to comply with all applicable laws, including without limitation, Regulation U of the Board of Governors of the Federal Reserve System. Pledgor also agrees to immediately deliver or cause to be delivered to Bank all Collateral pledged or to be pledged to Bank and such stock powers as are requested by Bank.

         3. Maintenance of Collateral. Pledgor agrees at all times during the
            -------------------------
term of the Loan, and any renewals, extensions or rearrangements thereof, to maintain Collateral securing the Loan such that the Collateral Value will at all times equal or exceed 150% of outstanding principal balance of the Loan (the "Loan Balance").

         4. Value of Collateral. For the purposes of this Agreement, the
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"Collateral Value" shall be determined at any given time by multiplying the per share price of such stock at the most recent close of trading on a trading exchange for such stock times (ii) the number of shares of such stock held by
                        -----
Bank as Collateral.



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In the event that stock held as Collateral is not traded on an exchange, the
Collateral Value of such stock shall be determined by obtaining a quote of value of such stock from a reputable brokerage firm selected by Bank.

      5. Events of Default. Pledgor and Bank understand and agree that if at any
         -----------------
time the Collateral Value is less than 150% of the Loan Balance, Bank shall notify Pledgor of such occurrence and Pledgor shall have five (5) business days to either: (i) pledge additional Collateral satisfactory to Bank, in Bank's sole opinion, such that the ratio of the Collateral Value to the Loan Balance equals or exceeds 166% or (ii) reduce the Loan Balance by an amount such that the ratio of the Collateral Value to the Loan Balance equals or exceeds 166%. Any such reduction in the Loan Balance shall not affect or reduce any future principal payments due on the Loan except to the extent such reductions are applied against Loan payments in accordance with the Loan Documents. In the event Pledgor fails to pledge additional Collateral or reduce the Loan Balance within said five (5) business day period so that the ratio of the Collateral Value to the Loan Balance equals or exceeds 166%, such occurrence shall constitute an event of default under the Loan Documents and at Bank's option, all obligations of Bank to extend credit pursuant to the Note and the other Loan Documents shall terminate, and notwithstanding any notice provisions in the Note or other Loan Documents, at Bank's option, the principal and interest accrued on the Note shall become due and payable without any presentment, acceleration, demand, protest, notice of intent to accelerate, notice of acceleration, notice of protest or notice of any kind, all of which are hereby expressly waived by Pledgor. In addition to any other remedies that may be available to Bank, upon an event of default as described herein, Bank may, and Pledgor hereby authorizes Bank to, sell all or any part of the Collateral and to apply the proceeds of such Collateral to payment of the principal, interest and any other costs or expenses due on the Loan. Pledgor specifically understands and agrees that any such sales by Bank of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Bank at times and in manners which could result in the proceeds of such sales being significantly and materially less than might have been received if such sales had occurred at different times or in different manners, and Pledgor hereby indemnifies Bank from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sales.

Unless Pledgor has no liability therefor otherwise than under this Agreement, Pledgor shall be liable to Bank for any deficiency that exists on the Loan if the application of such proceeds does not satisfy the principal, interest and other costs and expenses due on the Loan in full, and any proceeds in excess of the principal, interest and other costs and expenses due on the Loan (if any) shall be delivered by Bank to the person or persons legally entitled to it. To the extent necessary to enable Bank to sell the Collateral or any part thereof, Pledgor hereby grants Bank a power of attorney and designates Bank as Pledgor's attorney-in-fact to sell the Collateral and apply the proceeds as herein provided. This power of attorney is coupled with an interest, is irrevocable, and shall not terminate upon the disability of Pledgor. Bank may waive any default without waiving any other prior or subsequent default.

      6. Sale or Substitution of Collateral. Subject to the provisions of
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paragraph 3 above, Bank and Pledgor understand and agree that at any time
Pledgor is not in default on the Note, Pledge Agreement or other Loan Documents, Pledgor may sell or substitute any or all of the Collateral, provided that the entirety of the net proceeds (i.e., one hundred percent (100%) of the proceeds net of any brokerage firm sales commission) of any sale of any Collateral shall be delivered to Bank to be applied by Bank first to the payment of any unpaid interest then accrued on the Loan and then to principal of the Loan, or if a substitution of Collateral, that new Collateral shall be acceptable to Bank in its sole discretion and the ratio of the Collateral Value to the Loan Balance shall be as determined by Bank in its sole discretion. Notwithstanding anything in this paragraph to the contrary, any sales or substitutions of Collateral shall comply with Regulation U of the Board of Governors of the Federal Reserve System.

      7. Term of Agreement. This Agreement shall remain in full force and effect
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until the Loan, including all renewals, extensions and rearrangements thereof, has been paid in full.

      8. Entire Agreement. This Agreement, the Note and the other Loan Documents
         ----------------
constitute the entire agreement, understanding, representations and warranties of the parties hereto and supersede all prior


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agreements, arrangements and understandings between the parties. Should a conflict in any terms, conditions or covenants exist between this Agreement and any other document, this Agreement shall be controlling.

      9.  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Texas (without regard to its conflicts of law provisions) and federal laws governing national banking associations.

      10. Controlling Agreement. The parties intend to comply with applicable
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usury laws. All existing and future agreements regarding the debt evidenced by the Note are hereby limited and controlled by the provisions of this paragraph. In no event (including but not limited to prepayment, default, demand for payment, or acceleration) shall the interest taken, reserved, contracted for, charged or received under the Note or other Loan Documents or otherwise exceed the Maximum Amount. If from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, such document shall be automatically reformed and the interest payable automatically reduced to the Maximum Amount, without necessity of execution of any amendment or new document. If Bank ever receives interest in an amount which apart from this provision would exceed the Maximum Amount, the excess shall, without penalty, be applied to principal of the Note in inverse order of maturity of installments or be refunded to the payor if the Note is paid in full. Bank does not intend to charge or receive unearned interest on acceleration. All interest paid or agreed to be paid shall be spread throughout the full term (including extensions) of the debt so that the amount of interest does not exceed the Maximum Amount. For purposes of this paragraph "Maximum Amount" shall mean the maximum nonusurious amount of interest permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher maximum rate is permitted thereby.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BANK:                                                PLEDGOR:

NATIONSBANK OF TEXAS, N.A.                           ---------------------------

By:                                                  By:
   -----------------------------------                  ------------------------
   Marta O. Engram                                      ---------------
   Vice President, Private Banking


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